PURCHASE AGREEMENT

          Scudder Mutual Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, and Scudder, Stevens & Clark, Inc. ("Scudder") hereby agree as follows:

          1. The Company offers and Scudder hereby purchases 8,334 shares of the Company's investment fund, Scudder Gold Fund, having a par value of $.0l per share (the "Shares") at a price of $12.00 per Share. Scudder hereby acknowledges receipt of one certificate representing the 8,334 Shares and the Company hereby acknowledges receipt from Scudder of $100,008 in full payment for the Shares.

          2. Scudder represents and warrants to the Company that the Shares are being acquired for investment purposes and not for the purpose of distributing them.

          3. Scudder agrees that if it redeems any Shares before five years after the date of this agreement, it will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed and the denominator of which is equal to the aggregate number of Shares outstanding at the time of such redemption.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of August, 1988.

                                      SCUDDER MUTUAL FUNDS, INC.

                                      By: /s/ Juris Padegs
                                         --------------------------------
ATTEST:

/s/ Kathryn L. Quirk
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                                      SCUDDER, STEVENS & CLARK, INC.

                                      By: [illegible]
                                         --------------------------------
ATTEST:

/s/ David S. Lee
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